Exhibit 99.1

Sino Payments kicks off Payment Processing service in Asia

December 3, 2008 (Hong Kong) – Sino Payments, Inc. (NASD OTCBB: CHIJ) is pleased to announce that it has received clearance from the National Association of Securities Dealers (NASD) to trade on the Over the Counter Bulletin Board.

Sino Payments is an Asian-based credit and debit card processing merchant services company, which has developed an IP (Internet Protocol) processing network to provide credit and debit card clearing services to merchants and financial institutions in China and regionally in Asia. The primary focus of future development efforts will be the rapidly growing Chinese credit and debit card market. Sino Payments aims to become a leading China-wide provider of world-class IP transaction processing services to bankcard accepting merchants.

Matthew Mecke, Chairman & CEO of Sino Payments commented “We have been working for some time to complete our system and company product offering to be able to bring added value to the credit card processing business throughout Asia and particularly for international merchants doing business in China. We are confident that we will be in a position to begin providing services to an initial group of clients within the coming months and will focus our efforts on rapidly building out our China client network. Initially we will be focused on key target markets in China as well as large regional retail merchants with stores across Asia.”

About Sino Payments, Inc.

Sino Payments is a Nevada incorporated company with offices in Hong Kong. Sino Payments proprietary IP transaction processing system was designed to convert transaction processing systems from old type dial up point of sale systems connected to sophisticated check out terminals to a modern seamless IP transaction process, thereby reducing credit and debit card transaction processing times by half at checkout. Sino Payments Global Payment Processing Platform was built and designed with large Asian multinational retailers in mind so as to deploy the same IP transaction processing capability for all stores spread out throughout the Asia Pacific region.

For more information about Sino Payments, Inc. (Sino Pay), please visit: www.sinopayments.com

Contacts:

Sino Payments, Inc.

Matthew Mecke
Chairman & CEO
Tel: 1-203-652-0522
Fax: 1-212-208-3052
mmecke@sinopayments.com
FORWARD-LOOKING-STATEMENT:

Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Sino Payments, Inc. results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Sino Payments, Inc. undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.